UNITED STATES
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NuCO2 Inc.
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On April 14, 2008, NuCO2 Inc. issued the following press release:

NuCO2 Inc.
2800 SE Market Place, Stuart, Florida 34997
www.nuco2.com
email: investor_relations@nuco2.com

FOR IMMEDIATE RELEASE	CONTACTS:	Michael E. DeDomenico Chairman and CEO Robert R. Galvin CFO and Executive Vice President (772) 221-1754

NUCO2 INC. ANNOUNCES SPECIAL MEETING OF SHAREHOLDERS TO VOTE ON MERGER

Early Termination of Hart-Scott-Rodino Waiting Period Granted

__________

STUART, FLORIDA, April 14, 2008 -- NuCO2 Inc. (NASDAQ: NUCO) announced today that it has called a special meeting of its shareholders, to be held on Thursday, May 8, 2008 at 10:00 a.m., Eastern Time, at the Hutchinson Island Marriott Beach Resort and Marina, 555 N.E. Ocean Boulevard, Stuart, Florida, to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, announced January 30, 2008, among NuCO2 and affiliates of Aurora Capital Group under which Aurora would acquire all of the outstanding common stock of NuCO2 for $30.00 per share in cash.  NuCO2 has filed with the Securities and Exchange Commission and mailed copies of its definitive proxy statement relating to the merger to shareholders of record as of the close of business on March 7, 2008, who will be entitled to vote at the special meeting.

NuCO2 also announced today that the U.S. Department of Justice and Federal Trade Commission have granted early termination of the Hart-Scott-Rodino waiting period for the transaction.

About NuCO2

NuCO2 Inc. is the leading and only national provider of bulk CO2 products and services to the U.S. fountain beverage industry. With service locations within reach of virtually all of the fountain beverage users in the Continental U.S., NuCO2’s experienced professionals comprise the largest network of sales and support specialists in the industry serving national restaurant chains, convenience stores, theme parks and sports and entertainment complexes, among others. NuCO2’s revenues are largely derived from the installation, maintenance and rental of bulk CO2 systems and delivery of beverage grade CO2, which are increasingly replacing high pressure CO2, until now the traditional method for carbonating fountain beverages. The technology offers consistent quality, greater ease of operation, and heightened efficiency and safety utilizing permanently installed on-site cryogenic storage tanks. NuCO2 provides systems and services that allow its customers to spend more time serving their customers. Visit NuCO2’s website at www.nuco2.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as "believes," "expects," "plans," "intends," "projects," "forecasts," "may," "will," "should," or "anticipates," or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. We are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements.   Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger and (3) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger.  Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.